Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is entered into as of July 10, 2006, among RED ROBIN INTERNATIONAL, INC., a Nevada corporation (the “Manager”) SOUTH SOUND RED ROBIN, INC., a Washington corporation (“South Sound”) and NORTHWEST ROBINS, LLC, a Washington limited liability company (“Northwest Robins”).  South Sound and Northwest Robins are sometimes referred to herein as a “Seller” and collectively as the “Sellers”.  The Sellers and the Manager are sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

1.             The Manager and the Sellers have entered into that certain Asset Purchase Agreement dated July 1, 2006 (the “Purchase Agreement”) pursuant to which the Manager has agreed to acquire the Purchased Assets and assume the Assumed Liabilities of the Restaurants of the Sellers.

2.             Concurrent with the execution of this Agreement, the Parties have consummated the First Closing pursuant to which the Manager has acquired the Purchased Assets and assumed the Assumed Liabilities in connection with all of Seller’s Restaurants except (i) the Restaurant located at 2233 South 320th Street, Federal Way, WA 98003 (the “Federal Way Restaurant”), and (ii) the Restaurant located at 3609 9th Street SW, Puyallup, WA 98373 (the “Puyallup Restaurant” and together with the Federal Way Restaurant, the “Designated Restaurants”).

3.             The Sellers desire to retain the Manager to manage the Designated Restaurants from the date hereof through the Second Closing Date or the termination of this Agreement, as applicable, on the terms and conditions set forth in this Agreement.

4.             Capitalized terms used but not defined in this Agreement shall have the meaning set forth in the Purchase Agreement.

NOW, THEREFORE, in consideration of these premises, the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein and in the Purchase Agreement, the Parties agree as follows:

1.             Appointment and Authority of the Manager

1.1           Puyallup.  Northwest Robins hereby appoints the Manager as the managing agent for the Puyallup Restaurant.  Northwest Robins hereby authorizes the Manager to exercise such powers with respect to the Puyallup Restaurant as may be necessary for the performance of the Manager’s obligations under the terms of this Agreement and the Manager accepts such appointment under the terms and conditions of this Agreement.  The Manager shall have no right or authority, express or implied, to commit or otherwise obligate Northwest Robins in any manner whatsoever except to the extent specifically provided herein.

1.2           Federal Way.  South Sound hereby appoints the Manager as the managing agent for the Federal Way Restaurant.  South Sound hereby authorizes the Manager to exercise such powers with respect to the Federal Way Restaurant as may be necessary for the performance of the Manager’s obligations under the terms of this Agreement and the Manager accepts such appointment under the terms and conditions of this Agreement.  The Manager shall have no right or authority, express or implied, to commit or otherwise obligate South Sound in any manner whatsoever except to the extent specifically provided herein.

2.             Services and Obligations

2.1           Operation of the Restaurants.

(a)           Services.  During the term of this Agreement, the Manager shall manage and perform all operations of the Designated Restaurants in the ordinary course of business.  The Manager’s services shall include, but not be limited to, purchasing inventory, preparing and serving food and beverage products, hiring and supervising employees, collecting revenue, and performing maintenance and janitorial services.  The Manager shall have the right to operate and manage the Designated Restaurants in a manner consistent with the operation of the Manager’s other Restaurants and shall have the right to, without limitation, (a) remove and/or install any fixtures, furniture, equipment or other property at the Designated Restaurant and (b) engage independent contractors and/or agents to provide goods or services pursuant to this Agreement.  Notwithstanding anything herein to the contrary, the Manager shall not, without the Sellers’ consent, which shall not be unreasonably withheld, enter into, terminate or materially modify or amend any agreement, contract, document, lease or license (or series of related agreements, contracts, leases or licenses) involving the payment of $25,000 or more in any twelve-month period, or waive, release, compromise or assign any material rights or claims except for the purchase of inventory in the ordinary course of business under existing contracts.

(b)           Expenses.  The Manager shall directly pay all expenses incurred by it and payable during the term of this Agreement in connection with the operation and management of the Designated Restaurants, including, without limitation, (i) wages, salaries, bonuses and benefits for employees, (ii) costs of recruiting, hiring and training employees, (iii) inventory costs, (iv) workers’ compensation insurance and other insurance premiums incurred or paid by the Manager in connection with the operation of the Designated Restaurants, (v) license and permit fees (vi) utilities (vii) advertising and promotional expenditures, (viii) repair and maintenance costs, (xi) janitorial services, waste disposal and pest control, (x) advertising and promotional expenses, consistent with amounts paid by the Manager with respect to the Manager’s other Restaurants; and (xi) any other costs and expenses incurred by the Manager in the normal day-to-day operation of the Designated Restaurants.  The Manager shall not be required to pay any amounts in respect of Funded Indebtedness outstanding with respect to the Designated Restaurants.

2.2           Payment of Accounts Payable and Accrued Liabilities.  During the term of this Agreement, the Manager shall pay on Seller’s behalf directly to the party to whom such payment is due, all amounts associated with the operation of the Designated Restaurants and reflected on the Closing Date Balance Sheet as accounts payable, accrued expenses, accrued utilities and accrued rent payable, in each case only to the extent such amounts were incurred by the Sellers prior to the First Closing in the ordinary course of business and consistent with Sellers’ past practice, provided, however, that the Sellers shall pay all of their expenses incurred in connection with the consummation of the Transactions contemplated by this Agreement and the Purchase Agreement.

2.3           Performance Obligations.  During the term of this Agreement, the Manager shall perform on Seller’s behalf all performance obligations of such Seller pursuant to the Contracts set forth on Schedule 3.14(a) of the Purchase Agreement (to the extent such Contracts are associated with the operation of the Designated Restaurants) and the Real Property Leases set forth on Exhibit A attached hereto; provided, however, that the Manager shall only be required to perform Seller’s obligations as such obligations existed pursuant to the terms of such Contract or Lease as in effect on the date hereof, without giving effect to any new obligations triggered under such Contract or Lease  as a result of the Transactions contemplated by this Agreement or the Purchase Agreement; provided, further, that to the extent that such performance obligations consist of payment due from the Seller for goods provided or services rendered, the Manager shall only be obligated to pay such amounts if required pursuant to Section 2.2 hereof.

2.4           Employees.  The Manager shall have the duty to hire, pay and supervise all personnel necessary for the operation of the Designated Restaurants in accordance with the terms of this Agreement.  The Manager shall be solely responsible for compliance with all applicable laws and regulations with respect to its employees.

2.5           Taxes.  During the term of this Agreement, the Manager shall pay to the appropriate Governmental Entity all amounts due with respect to any Taxes for the Designated Restaurants, including sales tax and business and occupancy tax, for periods beginning on or after the First Closing Date.

2.6           No Assumption.  Nothing contained herein shall be deemed to be an assumption by the Manager of any Liabilities of the Seller or any of Seller’s Contracts, Real Property Leases or Capital Leases.

2.7           Independent Contractor.  Manager is an independent contractor and it is expressly understood and agreed that any payments for Manager’s services hereunder shall be compensation from the Seller to the Manager as an independent contractor and not as a partner or joint venturer of the Sellers.

3.             Compensation.  As compensation for its services hereunder, the Manager shall be entitled to collect and retain all revenue and receipts from any source for the sale of food and beverages, goods, articles and any other merchandise or service, all charges for services performed (including service charges in lieu of gratuity), whether in the form of cash, credit, coupon, rebate or otherwise, made and rendered in, about or in connection with the Designated Restaurants, including, without limitation, (a) receipts derived from orders taken on the premises regardless of whether the order was filled at or on the premises, (b) receipts from the operation of vending or gaming devices located at the Restaurant which represent the Restaurant’s share of such vending or gaming revenues, (c) receipts or other income related to catering and permitted wholesale activities and any sales or orders of food products, food preparation services, and other products provided from or related to the Designated Restaurants. The Manager shall maintain adequate accounting records, which in reasonable detail set forth the amount of revenue earned by and expenses incurred in the operation of each of the Designated Restaurants during the term of this Agreement.

4.             Term and Termination.

4.1           Term.  This term of this Agreement shall commence on the date hereof and shall continue until the Second Closing Date, unless earlier terminated as provided herein.

4.2           Termination.  This Agreement may be terminated at any time before the Second Closing Date as follows:

(a)           Mutual Consent.  By the mutual consent of the Manager and the Sellers;

(b)           Material Breach.  By either Manager or Sellers if there has been a material breach or inaccuracy by the other Party with respect to any representation or warranty contained in the Purchase Agreement or of any covenant contained in this Agreement or the Purchase Agreement, including any representation or warranty that was made as of the First Closing Date, and such breach is not waived by the non-breaching Party;

(c)           Abandonment.  (i) By the Manager at any time upon 30 days written notice to the Sellers; or (ii) by the Sellers upon 30 days written notice to the Manager but not before October 31, 2006.

(d)           Government Action.  By either Manager or Sellers, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement or the Purchase Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

4.3           Effect of Termination.  Immediately upon the effective date of termination of this Agreement, the Manager shall have no further obligations to operate or manage the Designated Restaurants pursuant to this Agreement.  Within thirty (30) days after the effective date of the termination of this Agreement, the Manager shall deliver (i) to Sellers an accounting of the operation of the Designated Restaurants during the term of this Agreement, showing in reasonable detail the services performed by the Manager under Section 2.1 of this Agreement; and (ii) to the applicable Seller copies of all books and records pertaining to the Manager’s operation of the Designated Restaurants.  The Manager may, subject to coordinating such actions with the Sellers, remove, at its own cost, any fixtures, furniture, equipment or other property installed at the Designated Restaurants by the Manager.

5.             Insurance and Indemnification.

5.1           Insurance.  Manager shall maintain at Manager’s expense insurance coverage with respect to the Designated Restaurants of a type and amount customary for entities of similar size engaged in similar lines of business, including, but not limited to, (a) worker’s compensation and employer’s liability insurance covering all employees of Manager who work at the Designated Restaurants, (b) commercial liability insurance against physical damage to the Designated Restaurants or any of Seller’s the assets located therein, and (c) comprehensive general liability insurance against loss, damage or injury to property or persons which might arise out of the occupancy, management or operation of the Designated Restaurants by the Manager during the term of this Agreement.  Insurance policies obtained by the Manager as required under paragraphs (b) and (c) above shall name the applicable Seller as an additional insured party.

5.2           Indemnification.  Manager shall indemnify and hold the Sellers and their respective successors, assigns, managers, officers, directors, stockholders, members and employees (collectively, the “Seller Group”) harmless against any and all Adverse Consequences which they may suffer, sustain or become subject to as the result of, arising from or in connection with:

(a)           any suit, arbitration or similar proceeding instituted by a third party  alleging negligence or misconduct by the Manager in the performance of its obligations under this Agreement (“Third Party Claims”);

(b)           with respect to Adverse Consequences suffered other than in connection with a Third Party Claim, Manager’s gross negligence or willful misconduct in the performance of its obligations under this Agreement;

(c)           any violation or alleged violation by the Manager of any Liquor License, Permit or any Law or any requirement of any Governmental Entity in connection with the operation of the Designated Restaurants;

(d)           any violation of any Law or any requirement of any Governmental Entity relating to or affecting the employment by Manager of its employees; or

(e)           any breach or alleged breach by the Manager in the performance of Seller’s Contracts listed on Schedule 3.14(a) of the Purchase Agreement;

5.3           Limitations on Indemnification.  Notwithstanding the foregoing, (a) the Manager shall not be required to indemnify the Seller Group for Adverse Consequences based on Section 5.2 until the aggregate amount of all Adverse Consequences exceeds $25,000 (the “Threshold”), provided that, in the event the aggregate amount of Adverse Consequences exceeds the Threshold, the Manager shall be liable to indemnify the Seller Group for the full amount of Adverse Consequences, not only the amount in excess of Threshold; provided further, that the Threshold shall not apply to Third Party Claims under Section 5.2(a); (b) the Manager’s obligation to indemnify the Seller Group shall not exceed the amount of gross profit earned by the Manager from the Designated Restaurants; provided that, this subsection (b) shall not apply with respect to Third Party Claims under Section 5.2(a); and (c) any amounts payable by Manager pursuant to this Section 5 shall be set off against amounts payable by South Sound or Northwest Robins to the Manager under the indemnification provisions in the Purchase Agreement.

6.             Right of Entry.  During the term of this Agreement, each Seller reserves for itself and any of its agents or representatives, a right of entry into such Seller’s Designated Restaurant at any time and for any purpose not inconsistent with the rights of the Manager provided pursuant to this Agreement.

7.             License Agreements.  The Parties acknowledge and agree that the License Agreement by and between South Sound and the Manager dated November 20, 1987 and the License Agreement by and between Northwest Robins (formerly Great Western Dining LLC) and the Manager dated August 5, 1996, as amended, (together, the “License Agreements”) shall remain in full force and effect through the term of this Agreement, provided however, that Sellers’ obligations to make royalty payments and pay for advertising as required by the License Agreements are hereby waived by the Manager for the term of this Agreement.  In the event this Agreement is terminated prior to the Second Closing Date, the License Agreements shall continue in full force and effect pursuant to their terms and the waiver in the preceding sentence shall expire on the effective date this Agreement is terminated.

8.             Miscellaneous

8.1           No Third Party Beneficiaries.  Except as expressly set forth in Section 5.2, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.2           Entire Agreement.  This Agreement, the Purchase Agreement and the documents and agreements referred to therein constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of this Agreement.

8.3           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Manager may assign any of its rights under this Agreement to any Affiliate of the Manager and/or make a collateral assignment of its rights for the benefit of its lenders.

8.4           Counterparts.  This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.5           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, telecopied to the intended recipient at the telecopy number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to any of the Sellers:

Great Western Dining
6840 Fort Dent Way
Suite 350
Seattle, WA  98188-2555
Telephone: 206-835-8100
Facsimile: 206-242-0427
Attention: Marcus L. Zanner

with a copy to:

Graham & Dunn, PC
Pier 70
2801 Alaskan Way, Suite 300
Seattle, WA 98121
Telephone:  206-624-8300
Facsimile:  206-340-9599
Attention:  Jack G. Strother

If to the Manager:

Red Robin International, Inc.
6312 S. Fiddler’s Green Circle, #200N
Greenwood Village, CO  80111
Telephone: 303-846-6060
Facsimile: 303-846-6013
Attention: Dennis B. Mullen

with a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Telephone:  (303) 892-9400
Facsimile:  (303) 892-7400
Attention:  Ronald R. Levine II

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.7           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Washington without giving effect to its conflicts of laws provisions.

8.8           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.9           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” shall mean including without limitation.

8.10         Remedies.  The Parties shall each have and retain all other rights and remedies existing in their favor at Law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violations of the provisions of this Agreement.

8.11         Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.12         Jurisdiction and Venue.

(a)           Each of the Parties hereby irrevocably and unconditionally submits, for itself or and its property, to the nonexclusive jurisdiction of any Washington State court or federal court of the United States of America sitting in Washington, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Washington State court or, to the extent permitted by law, in such federal court.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any Washington State court or federal court.  Each of the Parties irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Management and Services Agreement as of the date first above written.

Manager:	RED ROBIN INTERNATIONAL, INC.

	By:	/s/ Eric Houseman
Name: Eric Houseman
Title: President

Sellers:	SOUTH SOUND RED ROBIN, INC.

	By:	/s/ Marcus L. Zanner
Name: Marcus L. Zanner
Title: President

NORTHWEST ROBINS, LLC

	By:	/s/ Marcus L. Zanner
Name: Marcus L. Zanner
Title: Manager

EXHIBIT A

Puyallup — Lease covering premises at 3609 Ninth Street Southwest, Puyallup, WA 98373, between Northwest Robins, LLC, as Lessee, and Cafaro Northwest Partnership, as Landlord.

Federal Way — Lease covering premises at 2233 South 320th, Federal Way, Washington 98003, between South Sound Red Robin, Inc., as Lessee, and Steadfast Sea-Tac I-IV, LLC, as Landlord

A-1